Exhibit 8.1

The following are all of our subsidiaries:

Name	Jurisdiction of Incorporation	Shares Owned by the Company
Response Development Inc.	British Columbia, Canada	100%
Response Biomedical Inc.	Washington, U.S.A.	100%